                       Communications Instruments, Inc.             Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges
                                (In Thousands)
                                 (Unaudited)

                                    Predecessor                                          Company
                               --------------------  -------------------------------------------------------------------------------
                                                    |                                           Pro                           Pro
                                  Nine              |                                          Forma                         Forma
                                 Months  4.5 Months | 7.5 Months   Year      Year      Year      Year   9 Months  9 Months  9 Months
                                 Ended      Ended   |    Ended     Ended     Ended     Ended     Ended    Ended     Ended     Ended
                               12/31/92    5/10/93  |  12/31/93  12/31/94  12/31/95  12/31/96  12/31/96  9/30/96   9/30/97   9/30/97
                               --------  ---------- | ---------  --------  --------  --------  --------  --------  -------- --------
                                                    |
Earnings (Loss) Before Taxes                        |
 and Minority Interest           3,079       141    |   (999)     1,004    (2,498)     2,782   (3,550)     2,633     6,445    1,137
                                                    |
Fixed Charges:                                      |
 Interest on Debt                   93        77    |    639      1,189     2,172      3,139   10,459      2,236     1,975    6,631
 Amortization of Financing                          |
  Costs                             --        --    |     79         90       137        252      684        179       228      489
 Environmental Interest             --        --    |     --         --        --        147      147        116        89       89
 Estimated Interest Factor                          |
  of Rental Expense                 30        17    |      8         21        40        272      286        189       264      264
                                                    |
Total Fixed Charges                123        94    |    726      1,300     2,349      3,810   11,576      2,720     2,556    7,473
                                                    |
Total Earnings Available for                        |
 Fixed Charges                   3,202       235    |  (273)     2,304      (149)     6,592    8,026      5,353     9,001    8,610
                                                    |
Ratio of Earnings to Fixed                          |
 Charges                          26.0x      2.5x   |  N/A         1.8x     N/A         1.7x    N/A         2.0x      3.5x     1.2x

N/A--Earnings are inadequate to cover fixed charges